Sonic Foundry Announces Fiscal 2017 Second Quarter Financial Results

MADISON, Wis. - May 11, 2017- Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2017 second quarter ended March 31, 2017.

Fiscal 2017 Second Quarter Highlights

•	Total revenues of $8.6 million, represent a decrease of 11% compared to $9.6 million in the second quarter of 2016

•	Gross margin decreased to $6.1 million, or 71% of sales compared to $7.3 million, or 76% of sales for the second quarter of 2016

•	Adjusted EBITDA of $(736) thousand compared to $461 thousand in the second quarter of 2016

•	Net loss of $1.5 million, or $(0.33) per share compared to a net loss of $711 thousand, or $(0.16) per share in the second quarter of 2016

•	Billings totaled $9.2 million in the second quarter of 2017, a decline of 10% compared to last year's same period

•	Unearned revenue from services and products decreased $1.4 million, or 10% to $12.7 million as of March 31, 2017, compared to $14.1 million at the beginning of the year

Fiscal 2017 Second Quarter Review

Lower billings in the quarter were impacted by lower recorded international activity, with international product and service billings accounting for 46% percent of Sonic Foundry’s consolidated billings in the second quarter of fiscal 2017, compared to 53% percent in the second quarter of fiscal 2016. In the second quarter of fiscal 2017 billings were $300 thousand to our distributor in China, compared to the $625 thousand in software billings recorded in the second quarter of fiscal 2016. To date the distributor has invested $1.4 million in cash for Mediasite products, plus taken delivery of another $1.2 million of product which is deferred for revenue recognition purposes. International opportunities in Europe, the Middle East and India continue to progress but did not close in the second quarter. While billings from the company’s Japanese subsidiary were lower than expectations in the second quarter, the company entered into a five year contract that will generate total billings of approximately $1.1 million over the life of the contract, 20% of which was billed in the second quarter of fiscal 2017.

Consolidated gross margin of 71% was five percentage points lower than the same period last year, and was the result of a deferral of a high margin sale to our China distributor in 2017 and of a high volume, lower margin peripheral sale from our subsidiary in Japan, which also occurred in 2017.

The company announced a restructuring that targets a reduction in corporate overhead expenses between $2 and $3 million annually, and reduces the level of revenue required to break-even by approximately $3 to $4 million. Restructuring plans include reducing headcount and consolidating certain functional areas, re-organizing the sales team, and modifying relationships with certain channel partners. Such initiatives will result in a non-material charge to fiscal third quarter earnings.

“While our North American business performed close to expectations for the quarter, our results reflect the impact of unique circumstances in the Asia-PAC and Europe, Middle East and Africa regions. Transaction structure and channel performance in Japan, timing in EMEA, and slower than anticipated growth in China resulted in performance below our expectations. We have already begun to make meaningful improvements, both in mitigating the root causes of the underperformance, and in reducing our cost structure. It’s unlikely we can recover the missed billings for the year, but combined, these changes will produce significant benefit for the long term, including the remainder of this fiscal year and into the next, and also help us achieve our goal of improving bottom line performance over fiscal 2016,” said Gary Weis, CEO of Sonic Foundry.

Weis continued, “Our team has great confidence that our products and services are the best in the industry and that our customers continue to make Mediasite their preferred and strategic option for all aspects of enterprise video. We continue to innovate on the strength of our platform, leveraging our existing technology base to deliver added value to our customers which will generate revenue for Sonic Foundry. Our strategies of expanding into new geographies and partnering with select customers to incorporate our technology into their high-value service offerings are gaining traction, and we anticipate continued progress in the second half of 2017. While quarter-by-quarter transaction timing is challenging in our market, we are optimistic that with these initiatives we have laid the foundation to realize future growth and ultimately increase shareholder value.”

Outlook
Results for the first half of the year did not meet our expectations and guidance. While we expect sales execution to improve in the second half of the year based on continued actions we’re taking, the shortfall in revenue in the first half makes achieving full-year guidance challenging. Likewise, structural and organizational changes make predicting near-term results more difficult. Management’s goal is to drive second half top line improvements and expense reductions in order to improve upon the net loss reported in fiscal 2016. The Company therefore is withdrawing previously issued annual guidance and will re-evaluate providing guidance at the start of the next fiscal year.

Non-GAAP Financial Information
To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum EBITDA calculation based, in part, on adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted EBITDA for the quarters and six months ended March 31, 2017 and 2016 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Webcast
The company will hold its corporate webcast for analysts and investors at 4:30 p.m. ET today, May 11. Sonic Foundry will use its webcasting technology, Mediasite, to stream the presentation for live and on-demand viewing. To access the webcast register at www.sonicfoundry.com/earnings on or before May 11, 2017. A video archive of the full earnings call, including Q&A, will be available for 90 days.

About Sonic Foundry®, Inc.
Sonic Foundry, Inc. (NASDAQ: SOFO) (the "Company") is the trusted global leader for video capture, management and streaming solutions. Trusted by educational institutions, corporations and government entities, Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos and rich media. Mediasite transforms communications, training, education and events for more than 4,300 customers in over 65 countries. Leading analyst research firms Aragon, Forrester, Wainhouse and Frost & Sullivan recognize Sonic Foundry as a leader in enterprise video, webcasting and lecture capture.

© 2017 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements
This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:

Media:
Tammy Jackson
Director of Communications
Sonic Foundry
608.770.9052
tammy@sonicfoundry.com

Investor:
Peter Seltzberg, Managing Director
Darrow Associates, Inc.
1951 Lowell Lane
Merrick, NY 11566
516-419-9915
pseltzberg@darrowir.com
www.darrowir.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)

	March 31, 2017	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$850	$1,794
Accounts receivable, net of allowances of $275 and $225	12,156	11,646
Inventories	1,434	1,904
Prepaid expenses and other current assets	1,245	1,404
Total current assets	15,685	16,748
Property and equipment:
Leasehold improvements	1,043	879
Computer equipment	6,445	5,837
Furniture and fixtures	891	825
Total property and equipment	8,379	7,541
Less accumulated depreciation and amortization	6,237	5,510
Property and equipment, net	2,142	2,031
Other assets:
Goodwill	10,993	11,310
Customer relationships, net of amortization of $857 and $723	1,600	1,882
Product rights, net of amortization of $349 and $287	323	385
Other long-term assets	322	726
Total assets	$31,065	$33,082
Liabilities and stockholders’ equity
Current liabilities:
Revolving lines of credit	$4,022	$1,772
Accounts payable	1,738	961
Accrued liabilities	1,817	1,883
Unearned revenue	10,824	12,834
Current portion of capital lease and financing arrangements	356	283
Current portion of notes payable, net of discounts	1,364	1,491
Current portion of subordinated note payable	—	93
Total current liabilities	20,121	19,317
Long-term portion of unearned revenue	1,880	1,257
Long-term portion of capital lease and financing arrangements	342	231
Long-term portion of notes payable and warrant debt, net of discounts	237	871
Derivative liability, at fair value	46	67
Other liabilities	386	259
Deferred tax liability	4,462	4,564
Total liabilities	27,474	26,566
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 4,462,609 and 4,424,275 shares issued and 4,449,893 and 4,411,559 shares outstanding, respectively	45	44
Additional paid-in capital	197,603	197,064
Accumulated deficit	(193,179)	(190,214)
Accumulated other comprehensive loss	(683)	(183)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	3,591	6,516
Total liabilities and stockholders’ equity	$31,065	$33,082

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Revenue:
Product and other	$3,354	$4,209	$7,123	$8,101
Services	5,206	5,403	10,744	10,602
Total revenue	8,560	9,612	17,867	18,703
Cost of revenue:
Product and other	1,481	1,410	3,168	3,275
Services	1,015	929	1,926	1,775
Total cost of revenue	2,496	2,339	5,094	5,050
Gross margin	6,064	7,273	12,773	13,653
Operating expenses:
Selling and marketing	4,008	4,467	8,818	8,879
General and administrative	1,468	1,376	2,918	2,847
Product development	1,862	1,644	3,813	3,258
Total operating expenses	7,338	7,487	15,549	14,984
Loss from operations	(1,274)	(214)	(2,776)	(1,331)
Non-operating income (expenses):
Interest expense, net	(116)	(154)	(266)	(303)
Other income (expense), net	(89)	(61)	(77)	4
Total non-operating expenses	(205)	(215)	(343)	(299)
Loss before income taxes	(1,479)	(429)	(3,119)	(1,630)
Benefit (provision) for income taxes	23	(282)	154	(288)
Net loss	$(1,456)	$(711)	$(2,965)	$(1,918)
Loss per common share:
– basic	$(0.33)	$(0.16)	$(0.67)	$(0.44)
– diluted	$(0.33)	$(0.16)	$(0.67)	$(0.44)
Weighted average common shares
– basic	4,425,720	4,379,943	4,418,562	4,371,797
– diluted	4,425,720	4,379,943	4,418,562	4,371,797

Sonic Foundry, Inc.
Condensed Consolidated Adjusted EBITDA Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016

Net loss	$(1,456)	$(711)	$(2,965)	$(1,918)
Add:
Depreciation and amortization	518	549	1,011	1,085
Income tax expense	(23)	282	(154)	288
Interest expense	93	154	220	303
Stock-based compensation expense	132	187	386	521
Adjusted EBITDA	$(736)	$461	$(1,502)	$279

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2017	2016
Operating activities
Net loss	$(2,965)	$(1,918)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of other intangibles	282	362
Depreciation and amortization of property and equipment	757	801
Provision for doubtful accounts	50	(50)
Deferred taxes	(15)	178
Stock-based compensation expense related to stock options	386	521
Remeasurement gain on subordinated debt	(6)	(2)
Remeasurement gain on derivative liability	(21)	(33)
Changes in operating assets and liabilities:
Accounts receivable	(701)	2,077
Inventories	457	284
Prepaid expenses and other current assets	511	(61)
Accounts payable and accrued liabilities	798	(1,002)
Other long-term liabilities	141	(43)
Unearned revenue	(1,296)	(73)
Net cash provided by (used in) operating activities	(1,622)	1,041
Investing activities
Purchases of property and equipment	(586)	(149)
Net cash used in investing activities	(586)	(149)
Financing activities
Proceeds from notes payable	—	500
Proceeds from line of credit	12,529	5,445
Payments on notes payable	(907)	(862)
Payments on line of credit	(10,249)	(5,932)
Payment of debt issuance costs	(26)	(10)
Proceeds from issuance of common stock and warrants	21	31
Payments on capital lease and financing arrangements	(150)	(129)
Net cash provided by (used in) financing activities	1,218	(957)
Changes in cash and cash equivalents due to changes in foreign currency	46	(27)
Net decrease in cash and cash equivalents	(944)	(92)
Cash and cash equivalents at beginning of period	1,794	1,976
Cash and cash equivalents at end of period	$850	$1,884
Supplemental cash flow information:
Interest paid	$277	$310
Income taxes paid, foreign	27	10
Non-cash financing and investing activities:
Property and equipment financed by capital lease or accounts payable	341	246
Debt discount	—	16
Stock issued for board of director's fees	133	164
See accompanying notes to the condensed consolidated financial statements.